Exhibit 10.55

SECOND AMENDED AND RESTATED

STRATEGIC RELATIONSHIP SUCCESS FEE AGREEMENT

THIS AMENDED AND RESTATED STRATEGIC RELATIONSHIP SUCCESS FEE AGREEMENT (this “Agreement”) is dated as of January 28, 2020, by and between Histogen Inc., a Delaware Corporation (the “Company”), and Lordship Ventures LLC, a Delaware limited liability company (together with its successors and assigns, “Lordship”).

RECITALS

1. Pursuant to a Note Purchase Agreement dated August 18, 2010 by and between the Company and Lordship (the “Note Purchase Agreement”), Lordship purchased from the Company a 10% Convertible Promissory Note in the principal amount of $3,000,000.

2. Section 5.1 of the Note Purchase Agreement provided for a Strategic Relationship Success Fee to be paid to Lordship upon the satisfaction of certain conditions.

3. With the exception of Section 5.1, all rights and obligations of Lordship under the Note Purchase Agreement have been transferred to an affiliate of Lordship, Lordship Ventures Histogen Holdings LLC, a Delaware limited liability company.

4. Section 5.1 of the Note Purchase Agreement required that the parties thereto execute a Strategic Relationship Success Fee Agreement that further memorializes the rights contained therein. To further memorialize such rights contained therein and thus satisfy the obligation to do so, Lordship and the Company entered into that certain Strategic Relationship Success Fee Agreement dated as of November 19, 2012 (the “November 2012 Agreement”) (which replaced and superseded in its entirety that certain agreement regarding the strategic relationship success fee entered into in 2010).

5. On August 10, 2016, Lordship and the Company entered into that certain Amended and Restated Success Fee Agreement which replaced and superseded the November 2012 Agreement (the “Prior Agreement”).

6. Lordship and the Company desire to further amend and restate the Prior Agreement to clarify certain provisions contained therein in a manner consistent with the intent of the parties as of the execution of the Prior Agreement.

7. Lordship and the Company are entering into this Agreement to replace in its entirety and supersede the Prior Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

STRATEGIC RELATIONSHIP SUCCESS FEE

1.1 Strategic Relationship Success Fee.

(a) As a strategic relationship success fee (the “Success Fee”), the Company will pay, or cause payment to be made, to Lordship, a portion of (x) the net sales revenue obtained by the Company and, to the extent set forth below, certain third party licensees of the Company, either by direct sales or third party licensee sales, of products and raw materials developed or derived from those technology/patent rights existing and owned by the Company as of August 10, 2016 (such products and raw materials, the “Subject Products”, and such technology/patent rights, including any derivatives thereof, the “Subject Technology”), and (y) the proceeds of any disposition, license or transfer of any Subject Technology, as follows:

(1) 1% royalty on all of the Company’s net sales revenue from the sale by the Company of the Subject Products (“Subject Product Net Sales Revenue”); plus

(2) for each Subject Product sold by third party licensees pursuant to any license that requires such third party licensee to pay the Company a royalty for Subject Products sold by such licensee (any such license, a “Third Party License”), the higher of: (i) l% of all net income from sales revenue received by such third party licensees for such Subject Product (“Third Party License Net Income From Sales Revenue”) pursuant to a Third Party License, or (ii) 10% of the royalties earned by the Company under any Third Party License (“Third Party License Royalties”, and together with Third Party License Net Income From Sales Revenue, “Third Party License Revenue”); plus

(3) 10% of any license fees, milestone fees, royalties or any other proceeds or revenues that the Company receives from any other source, in each case to the extent received in connection with the sale, disposition, license, transfer, divestiture or commercialization of Subject Product or Subject Technology or otherwise related to Subject Product or Subject Technology, including the proceeds from any securities owned by the Company (including Third Party Securities (as defined below)) to the extent related to Subject Product or Subject Technology, which proceeds may include dividends, distributions and proceeds upon the sale of such securities; provided, however, that this Section 1(a)(3) shall not give rise to payments that are duplicative of the payments provided for by Sections 1(a)(1) and 1(a)(2), and thus no payments shall be made under this Section 1(a)(3) with respect to Subject Product Net Sales Revenue and Third Party License Revenue.

(b) Notwithstanding the foregoing, and for the avoidance of doubt, no Success Fee shall be due with respect to: (i) any sale of the Company’s securities or debt instruments, (ii) any loan proceeds, (iii) any research grant, (iv) any sale of raw materials to a third party strictly for research and development purposes, or (v) any reimbursement of expenses for research and development services to be performed (including manufacturing scale-up) except to the extent that the Company makes a profit in connection therewith.

(c) For the avoidance of doubt, one Success Fee shall include all payments to be made pursuant to Section 1(a)(1), 1(a)(2) and 1(a)(3) as the result of a single transaction.

(d) For the avoidance of doubt, to the extent that the Company acquires or otherwise receives debt securities or equity securities of a third party in consideration for Subject Technology or Subject Products provided to such third party (“Third Party Securities”), such Third Party Securities shall be deemed not to be proceeds or revenues under Section 1(a)(3), provided, however, that all of the proceeds to the Company from the Third Party Securities (whether by distribution, dividend, sale of the Third Party Securities or otherwise), to the extent (and in the same proportion) that the Company’s receipt of such Third Party Securities was related to Subject Products or Subject Technology, will be deemed to be revenue or proceeds under Section 1(a)(3). The membership interests that the Company held as of the date of this Agreement in PUR Biologics LLC and the shares that the Company held as of the date of this Agreement in Adaptive Biologix, Inc. (successor by conversion to Adaptive Biologix, LLC) are Third Party Securities. For the avoidance of doubt, the Subject Technology is intended to include all rights obtained by the Company pursuant to the Settlement, Release and Termination Agreement dated as of April 5, 2019 by and among the Company, PUR Biologics, LLC, Wylde, LLC, Christopher Wiggins and Ryan Fernan, and any agreements or documents executed in connection therewith or pursuant thereto.

(e) Success Fee payments shall be made promptly upon the receipt of the relevant proceeds from which they are to be paid and in any event within thirty (30) business days of receipt thereof. The Success Fee shall continue and apply indefinitely unless the Success Fee is terminated in accordance with this Agreement.

(f) The decrease in any payments made to the Company as a result of the Company’s failure to fulfill any obligation under any of agreement to which it is a party shall in no event lower the amounts to be paid to Lordship hereunder and for purposes of determining the Success Fee payment to be made, and it shall be deemed that such decrease in payment to the Company shall not have occurred.

1.2 Termination Option. In the event that the Company engages in a merger or the sale of all or substantially all (defined as 90 percent or more) of its assets or equity to a third party in an arms-length transaction, the Success Fee may be terminated upon the payment to Lordship of a termination fee equal to the fair market value of the Success Fee such as determined by a third party appraiser jointly selected by the Company and Lordship. In no event shall the fair market value be less than the most recent annual proceeds derived by Lordship as a result of the Success Fee multiplied by the earnings multiplier used by the third party, with which such transaction is occurring, in its calculation of the value of the Company. The right to terminate the Success Fee may only be exercised after the third anniversary of the date on which the Company received its first HSC royalty payment. Notwithstanding anything herein to the contrary, unless the termination option described in this Section 1.2 is exercised, the Company may not engage in a merger, sale of all or substantially all its assets or equity or other similar transaction unless the purchaser or successor-in-interest agrees to be bound by or remains bound by the terms of this Agreement.

1.3 Sale of a Subject Product. Following the receipt of a Success Fee following the sale of Subject Product or Subject Technology, all rights to receive a Success Fee under this Agreement with respect to such Subject Product or such Subject Technology only, shall terminate, except as such payments may relate to amounts due that arose as a result of events that occurred prior to such sale but have not yet been paid. In no event may the Company engage in the sale of Subject Product, except to a third-party in an arms-length transaction, without the prior written consent of Lordship. If the consideration paid in exchange for a Subject Product is in a form other than entirely in cash, Lordship shall have the option, to the extent there is cash available as a result of such payment, to receive the Success Fee due as a result of such Subject Product, in cash. To the extent that there is insufficient cash available to satisfy all amounts due to Lordship hereunder, the balance of the amounts payable to Lordship shall be paid out of the proceeds of such payment, as determined by Lordship in its sole discretion. Lordship shall be deemed to have elected to receive all of any such Success Fee in cash unless it otherwise notifies the Company in writing of its willingness to accept alternative assets prior to the Company’s payment in cash. All Success Fees shall be paid to the following wire information:

Bank	Wells Fargo Bank
Routing Number (ABA)
Account Title

Account Number

1.4 Affiliate Transaction. If a Subject Product or Subject Technology is transferred to an affiliate of the Company, the Company shall, as a condition precedent to such transfer, cause such affiliate to be bound by the terms of this Agreement with respect to the Subject Product or Subject Technology received pursuant to such transfer, to the same extent as the Company is bound hereby, in which case no Success Fee shall be paid upon such transfer of Subject Product or Subject Technology by the Company to such affiliate following the transfer.

1.5 Inspection Rights. The Company shall keep detailed records and data in connection with all amounts received that are subject to the Success Fee. Lordship shall have reasonable access at all times to such records, and shall have the right, upon reasonable notice and during regular business hours to the extent necessary, to inspect and review the records prepared by the Company as well as all back-up materials, to verify that such records are being properly prepared, are complete and accurate in all respects and that all payments due to made to Lordship under this Agreement have in fact been made in a timely manner. For the avoidance of doubt, the records and data referred to above shall include (i) all joint venture agreements, operating agreements, stockholder agreement and other similar agreements to which the Company is a party which relate to the Company’s ownership of Third Party Securities, and (ii) any stock certificates, options, warrants or other instruments that are evidence of or otherwise memorialize the Company’s interest in Third Party Securities.

ARTICLE II

MISCELLANEOUS

2.1 Amendments and Waivers. No provision of this Agreement may be waived, modified or amended except by an instrument in writing executed by Lordship and the Company.

2.2 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lordship, any right, remedy, power or privilege hereunder or under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

2.3 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, or any certificate or statement delivered hereunder or in connection herewith shall survive the execution of this Agreement.

2.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

2.5 Integration. This Agreement represents the agreement of the Company and Lordship with respect to the subject matter hereof; and there are no promises, undertakings, representations or warranties relative to the subject matter hereof not expressly set forth or referred to herein.

2.6 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

2.7 Remedies. In furtherance, and not in limitation, of the rights of Lordship hereunder, in case any one or more of the representations, warranties, covenants or agreements set forth in this Agreement shall have been breached by the Company, Lordship may proceed to protect and enforce its rights, whether by suit in equity or by action at law, including an action for damages as a result of any such breach or any action for specific performance of any such covenant or agreement.

2.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement (or any such counterpart) may be executed by electronic signature (including any electronic signature complying with the ESIGN Act of 2000, such as www.docusign.com) or delivered by electronic transmission (including by facsimile or electronic mail), and when so executed or delivered shall have been duly and validly executed or delivered, and be valid and effective, for all purposes.

2.9 Construction. For purposes of this Agreement, unless the context clearly requires otherwise, (i) the term “electronic transmission” means electronic mail and any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, (ii) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (iii) the word “or” is not exclusive; (iv) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole and not to any particular section or subsection hereof; (v) references to Sections refer to the Sections of this Agreement; (vi) references to amounts of money expressed in dollars are references to the lawful currency of the United States; (vii) the singular number includes the plural number and vice versa and reference to any gender includes each other gender; (viii) a “writing” shall include an electronic transmission, and (ix) references to days are specifically to calendar days. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

2.10 Further Assurances. Each of the parties shall execute any and all further documents, and take all further action that the other may reasonably request in order to effectuate the transactions contemplated by this Agreement.

2.11 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and Lordship and their respective permitted successors and assigns. This Agreement, and the rights and obligations of Lordship set forth herein, may be assigned, in whole or in part, by Lordship without the approval of the Company. Neither this Agreement nor any of the rights or obligations of the Company set forth herein may be assigned without the prior written approval of Lordship, except as may be contemplated by the final sentence of Section 1.2 or Section 1.4.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

“Company”	HISTOGEN INC.

	By:	/s/ Richard W. Pascoe
Richard W. Pascoe
Chief Executive Officer

“Lordship”	LORDSHIP VENTURES LLC

	By:	/s/ Jonathan Jackson
Jonathan Jackson
Manager

Signature Page to Amended and Restated Strategic

Relationship Success Fee Agreement